EXHIBIT 10.23
FRANKLIN ELECTRIC CO., INC.
EXECUTIVE SEVERANCE POLICY

1.    Definitions.
(a)    Board means the Board of Directors of Franklin Electric Co., Inc.
(b)    Cause means:
i.the executive’s willful failure to perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);
i.the Executive’s willful failure to comply with any valid and legal directive of the Board or the person to whom the Executive reports;
ii.the Executive’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;
iii.the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;
iv.the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;
v.the Executive’s violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
vi.the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.
For purposes of this definition, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
(c)    Committee means the Management Organization and Compensation Committee of the Board.
(d)    Company means Franklin Electric Co., Inc.
(e)    Effective Date means February 19, 2026.
(f)    Executive means an individual who may from time to time be appointed as an executive officer of the Company by the Board or a committee thereof.
(g)    Policy means this Franklin Electric Co., Inc. Executive Severance Policy, currently in effect and as may be amended from time to time
(h)    Severance Period means (i) 18 months for the Chief Executive Officer and (ii) 12 months for all other Executives.

2.    Eligibility. Executives (a) who are not a party to an employment agreement, employment security agreement or similar agreement with the Company, to the extent that such agreement would provide severance benefits pursuant to a termination of employment for which severance benefits under this Policy would be available and (b) who agree to be bound by all of the restrictions, conditions and limitations under this Policy will be entitled to severance payments and other benefits under this Policy. For the avoidance of doubt, if the Executive’s individual arrangement would not provide severance in a particular situation, the Executive shall be eligible under this Policy.
3.    Severance Benefits. An Executive whose employment is terminated by the Company for any reason other than for Cause will receive severance compensation as follows:
(a)    Cash Severance Compensation
The Executive shall be paid the amount set forth below corresponding to the Executive’s role at the time of termination of employment. Severance payments shall be based on the salary and target bonus of the Executive on the date of termination and shall be paid in a lump sum within 10 days following the expiration of the revocation period applicable to the release of claims described in Section 5.
Chief Executive Officer: 1.5 times the sum of the annual base pay plus target bonus
All Other Executive Officers: 1 times annual base pay plus target bonus
(b)    Bonus Compensation
The Executive will receive a pro-rata portion of the Executive’s annual bonus in effect on the employment termination date. In the case of the Chief Executive Officer, the annual bonus amount shall be paid at the applicable target level, and in the case of any other Executive, based on the level of achievement of the Company’s performance goals, as approved by the Committee for the year in which the Executive’s termination of employment occurs. For Executives other than the Chief Executive Officer, the pro-rata portion of the annual bonus will be paid after determination of the level of achievement of the Company’s performance goals is made and approved by the Committee. In each case, the bonus payment shall be paid consistent with the Company’s payroll practices for bonus payments.
(c)    Equity Compensation
i.With respect to any stock‑based awards granted to the Executive prior to the Effective Date of this Policy, the treatment of such awards upon a termination of the Executive’s employment shall continue to be governed by the terms set forth in this Section 3(c) as in effect immediately prior to the Effective Date. Accordingly:
If the Executive holds any stock-based awards as of the date of the Executive’s termination of employment and is not otherwise eligible for accelerated vesting under the terms of the applicable stock award agreement, (i) all such awards that are stock options shall immediately become exercisable on such employment termination date and shall be exercisable for ninety (90) days following such termination of employment, or if earlier, until the expiration of the term of the stock option and (ii) all restrictions on any time-based awards of restricted stock or restricted stock units shall terminate or lapse and settlement of such restricted stock or stock unit awards shall be made to the Executive within 30 days of the Executive’s termination.

The vesting of any performance-based stock awards or units held by the Executive will accelerate and any payment due thereon will be paid at the end of the performance period identified in the applicable performance-based award agreement, based on the actual attainment of the performance-based goals.
To the extent any of the foregoing is not permissible under the terms of any plan pursuant to which the awards were granted, the Company shall pay to the Executive, in a lump sum within 30 days after termination of the Executive’s employment, an amount as follows: (A) to the extent the acceleration of the exercise of such stock options is not permissible, an amount equal to the excess, if any, of the aggregate fair market value of the stock subject to such options, determined on the date of the Executive’s termination of employment, over the aggregate exercise price of such stock options; (B) to the extent the termination or lapse of restrictions on restricted stock or restricted stock units is not permissible, an amount equal to the aggregate fair market value of the stock subject to the restrictions (determined without regard to such restrictions); and (C) to the extent performance awards are limited, an amount equal to the aggregate fair market value of the additional shares that were not awarded. Executive shall surrender all outstanding awards for which payment pursuant to the preceding sentence is made.
Amounts paid under this provision will be net of any severance or other payments required to be paid pursuant to applicable law or regulation.
ii.With respect to any stock-based awards granted to the Executive on or after the Effective Date, the treatment of such awards upon termination of the Executive’s employment shall be governed by the terms of the applicable grant agreement, and no benefits with respect to such awards shall be provided under this Policy.
Termination of employment by the Executive for any reason will not entitle the executive to any benefits under this Policy.
4.    COBRA. During the Severance Period, the Company shall reimburse to the Executive the monthly COBRA premium paid by the Participant for himself or herself and his or her eligible dependents ("Benefit Continuation"). The Benefit Continuation reimbursement shall be paid to the Participant within 30 days from the date when the Participant timely remits the premium payment.
5.    Release of Claims. Payment by the Company of the termination benefits provided in Section 3 of this policy shall be conditioned on the Executive’s execution, and nonrevocation, of a release of claims, which shall be provided to the Executive at termination of employment. Payment of such termination benefits shall be delayed until the expiration of the revocation period applicable to the executed release of claims, provided that if the Executive does not execute the release of claims within the time period set forth in the release document, the termination benefits described in Section 3 shall be forfeited and the Executive shall be entitled to receive only the benefits to which he is otherwise entitled under applicable law.
6.    Successors. The Company will require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business or assets, to assume the obligations of the Company under this policy and to agree expressly to perform the obligations under this policy for the express benefit of Executives then participating in the Policy, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. The Company’s failure to obtain such agreement prior to the effectiveness of a succession shall entitle each such Executive to terminate employment within 60 days following the effectiveness of such succession and receive all of the compensation and benefits to which the Executive would have been entitled under this Policy if the Company had terminated the Executive’s employment for any reason other than Cause. For all purposes under this policy, the term “Company” shall include any successor to the Company’s business or assets that executes and delivers the assumption agreement described in this paragraph, or that becomes bound by this policy by operation of law.
7.    Right to Amend. The Board will have the right to amend the policy to reduce, modify or eliminate the severance benefit or other terms and conditions of the policy in the Board’s sole discretion, provided that such modification affects all similarly situated participants equally and are promptly disclosed.
8.    Binding Effect. Subject to the Company’s right to amend the Policy as described above, this policy is legally binding on the Company and its successors, including any acquiring or successor company (whether by the purchase or stock, assets or by operation of law). This policy will be effective only to the extent permitted by applicable law or regulation.
9.    Governing Law; Venue. The Policy shall, in all respects, be governed by, and construed and enforced in accordance with, the laws of the State of Indiana without reference to the principles of conflicts of law. Any litigation commenced or arising in connection with the Plan shall be commenced and venued exclusively in the United States District Court for the Northern District of Indiana.